Exhibit 99.1

C R O S S®	News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051
FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ELECTS
FRANCES P. PHILIP TO BOARD OF DIRECTORS

Lincoln, RI – April 28, 2011 – A.T. Cross Company (NASDAQ: ATX) today announced that
Frances P. Philip has been elected to the Company’s Board of Directors.

Ms. Philip has extensive experience in product design and development, as well as multi channel merchandising. She retired from her role as Chief Merchandising Officer for L.L. Bean in 2011 after 16 years of service. During her career there, Fran oversaw all aspects of product design, development and merchandising for a broad product line ranging from apparel to home furnishings to sporting equipment. She was also responsible for the creative group, the team that produced all the art and copy assets for Bean's award winning catalogs and website. Under
Fran's leadership, the company launched two sub brands; Freeport Studio in 1999 and L.L. Bean Signature in 2010.

Prior to L.L. Bean, Fran held a variety of leadership roles with other specialty retailers, including
Williams-Sonoma and The Nature Company. In 1988, she was one of three partners who launched the innovative fresh flower catalog, Calyx & Corolla. She is a graduate of Harvard
Business School and also serves on the board of Crane & Co., Inc.

Commenting on the election, Russell A. Boss, Chairman of the Board of A.T. Cross Company, stated, “I am pleased that Fran has joined our Board. Her knowledge and vision in many areas, in particular brand building and product design and development will be of great value as A.T.
Cross continues to accelerate forward."

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.